Exhibit 99.1

BIOTA PHARMACEUTICALS REPORTS FIRST QUARTER

FISCAL YEAR 2015 FINANCIAL RESULTS

Conference Call Today at 9 A.M. ET

ATLANTA, GA – November 7, 2014 — Biota Pharmaceuticals, Inc. (NASDAQ: BOTA, the “Company”) today announced its financial results for the three month period ended September 30, 2014, which is the first quarter of the Company's 2015 fiscal year, and provided an update on recent corporate developments.

“I believe 2015 is going to be an exciting year for Biota, as we advance vapendavir into a Phase 2b trial next quarter, progress our RSV F protein inhibitor into the clinic, and continue our efforts to broaden our antiviral pipeline,” commented Dr. Joseph Patti, President and Chief Executive Officer of Biota Pharmaceuticals. “Today, we have a strong balance sheet with two royalty generating products, and with a management team that is clinically-focused and data-driven, I believe we can deliver multiple opportunities to create shareholder value over the next several quarters.”

Financial Results for the Three Month Period Ended September 30, 2014

The Company reported a net loss of $6.9 million for the three month period ended September 30, 2014, as compared to a net loss of $3.9 million in the same period of 2013. The $3.0 million increase in net loss in 2014 was primarily due to a $11.6 million decrease in revenue, a $1.9 million increase in research and development expense and $0.1 million reduction in income tax benefit, offset in part by a $9.0 million decrease in the cost of revenue and a $1.6 million change from a foreign exchange loss in 2013 to a gain in 2014. Basic and diluted net loss per share were $0.20 for the three month period ended September 30, 2014, as compared to a basic and diluted net loss per share of $0.14 in the same period of 2013.

Revenue decreased to $0.7 million for the three month period ended September 30, 2014 from $12.3 million in the same period of 2013, due to an $11.6 million decrease in contract service revenue related to the cancellation of the Company’s contract with the Biomedical Advanced Research and Development Authority (BARDA) on May 7, 2014 for the convenience of the U.S. Government. For the three month period ended September 30, 2014, the Company did not recognize $1.3 million of contract service revenue relating to amounts the Company believes it is entitled to be reimbursed for under its terminated contract with BARDA and pursuant to applicable government regulations, but for which it potentially may not be fully reimbursed.

Cost of revenue decreased to $1.7 million in the three month period ended September 30, 2014 from $10.7 million in the same period in 2013 due to a decrease of $8.0 million in direct third-party clinical costs incurred with Phase 1 and 2 clinical trials and manufacturing activities and a $1.0 million decrease in salaries, benefits and share-based compensation expense incurred to develop laninamivir octanoate under the Company’s terminated contract with BARDA.

Research and development expense increased to $4.9 million for the three month period ended September 30, 2014 from $3.0 million in the same period of 2013. The $1.9 million increase was the result of a $2.9 million increase in direct preclinical, clinical and manufacturing costs primarily related to the advancement of the Company’s vapendavir and RSV programs, a $0.1 million increase in salaries, benefits and share-based compensation expense, offset in part by a $1.1 million decrease in research, preclinical costs and other expenses related to other programs that have been discontinued.

General and administrative expense remained the same at $2.4 million for the three month period ended September 30, 2014 and 2013, due to a $0.1 million increase in salaries, benefits and share-based compensation expense, offset by a $0.1 million reduction in professional and legal fees.

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343

Recent Corporate Developments

Changes to the Company’s Management and Board of Directors - On September 26, 2014, the Company announced that the Board of Directors appointed Joseph M. Patti, PhD to the position of President and Chief Executive Officer, replacing Russell H. Plumb, who was appointed Executive Chairman of the Board of Directors. James Fox, PhD resigned as Chairman of the Board of Directors, but remains on the Board as its Lead Director. These changes became effective on October 1, 2014.

BARDA Contract Termination - As of September 30, 2014, the Company had recorded $16.3 million in accounts receivable due from BARDA, which did not include a total of $4.9 million of cumulative contract service revenue and accounts receivable that the Company had not recognized as of that date for costs that it believed it was entitled to be reimbursed for under its terminated contract with BARDA and pursuant to applicable government regulations, but for which it potentially may not be fully reimbursed. All of the costs associated with this $4.9 million in unrecognized revenue have been expensed in the Company’s financial statements as of September 30, 2014.

On November 5, 2014, the Company reached a partial settlement agreement with the U.S. Department of Health and Human Services office of Assistant Secretary for Preparedness and Response (ASPR) and BARDA pursuant to which ASPR/BARDA agreed to reimburse the Company an amount of $4.7 million for all costs associated with the completion of the Phase 2 IGLOO clinical trial of laninamivir octanoate in adults that were incurred after the termination date of the Company’s contract with BARDA. Based on this agreement with ASPR/BARDA, the Company expects to recognize this amount as revenue in the quarter ending December 31, 2014. Further, as of September 30, 2014, approximately $3.4 million of this $4.7 million settlement amount was included as a component of the total $4.9 million of contract service revenue and accounts receivable that the Company had not recognized as of that date.

Other discussions between the Company and ASPR/BARDA with respect to finalizing invoices for activities undertaken prior to the termination date as well as those activities undertaken after the termination date other than in association with the Phase 2 IGLOO trial, determining the nature and extent of any other equitable adjustments, and negotiating a final termination settlement remain ongoing. At this time, the Company cannot determine when and to what extent its other outstanding invoices will be approved and reimbursed by, or when a final termination settlement on all costs may be finalized with, ASPR/BARDA.

Conference Call and Webcast Information

Biota Pharmaceuticals will host a conference call today to review these first quarter fiscal year 2015 financial results, as well as provide a general update on the Company via a webcast and conference call at 9:00 a.m. ET. To access the conference call, dial (877) 312-5422 (domestic) or (253) 237-1122 (international). A live audio webcast of the call and the archived webcast will be available in the Investors section of the Biota website at http://www.biotapharma.com.

About Biota Pharmaceuticals, Inc.

Biota Pharmaceuticals, Inc. is a company focused on the discovery and development of products to treat serious viral respiratory infectious diseases. The Company currently has two clinical-stage Phase 2 product candidates: (i) laninamivir octanoate, which is being developed as a one-time treatment for influenza A and B infections; and (ii) vapendavir, a potent, broad spectrum capsid inhibitor of enteroviruses in development for the treatment of human rhinovirus infected patients with underlying respiratory illnesses, such as moderate-to-severe asthma and chronic obstructive pulmonary disease (COPD). The Company is also conducting IND-enabling studies with BTA-C585, an orally bioavailable F protein inhibitor, in development for the treatment of respiratory syncytial virus infections. For additional information about the Company, please visit www.biotapharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning our business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the amount of reimbursements the Company believes it is entitled to receive under its terminated contract with BARDA and amounts for which it may potentially not be fully reimbursed, the time frame in which the Company anticipates recognizing the vast majority, if not all, of the revenue from the recent partial settlement agreement reached with ASPR/BARDA, the timing of the initiation of a planned Phase 2b trial of vapendavir, and the planned progression of BTA-C585 into clinical development.

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343

Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including the Company not completing all of the activities covered by the partial settlement agreement by December 31, 2014, the Company not being able to negotiate an acceptable resolution with BARDA regarding other invoiced amounts or a final termination settlement , and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, as filed with the U.S. Securities and Exchange Commission, on September 30, 2014.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc.

Contact:

Joseph M. Patti, PhD

President and Chief Executive Officer

(678) 221-3351

j.patti@biotapharma.com

Sarah McCabe

Stern Investor Relations, Inc.

(267) 909-9237

sarah@sternir.com

-more-

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	September 30, 2014	June 30, 2014
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$57.7	$81.7
Short-term investments	1.1	-
Contract receivables	16.3	17.8
Other accounts receivable	0.5	0.9
Prepaid and other current assets	0.5	0.7
Total current assets	76.1	101.1
Non-current assets:
Long-term investments	18.8	10.0
Property and equipment, net	1.6	2.0
Deferred tax asset	0.8	0.9
Total non-current assets	21.2	12.9
Total assets	$97.3	$114.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Contract payables and accrued expenses	$13.3	$18.6
Accrued expenses	3.2	3.4
Accounts payable	1.4	2.8
Accrued severance obligations	0.6	1.2
Deferred tax liability	0.8	0.9
Total current liabilities	19.3	26.9
Non-current liabilities:
Other liabilities, net of current portion	0.1	0.2
Total liabilities	19.4	27.1
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 35,100,961 and 35,100,961 shares issued and outstanding at September 30, 2014 and June 30, 2014, respectively	3.5	3.5
Additional paid-in capital	146.8	146.4
Accumulated other comprehensive income	24.3	26.8
Accumulated deficit	(96.7)	(89.8)
Total stockholders’ equity	77.9	86.9
Total liabilities and stockholders’ equity	$97.3	$114.0

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343

-more-

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in millions, except per share amounts)

	Three Months Ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Revenue:
Royalty revenue and milestones	$-	$-
Revenue from services	0.7	12.2
Other	-	0.1
Total revenue	0.7	12.3

Operating expense:
Cost of revenue	1.7	10.7
Research and development	4.9	3.0
General and administrative	2.4	2.4
Foreign exchange (gain) loss	(1.3)	0.3
Total operating expense	7.7	16.4
Loss from operations	(7.0)	(4.1)

Non-operating income:
Gain recorded on merger	-	-
Research and development credit	-	-
Interest income	0.1	0.1
Total non-operating income	0.1	0.1

Loss before tax	(6.9)	(4.0)
Income tax benefit (expense)	-	0.1
Net loss	$(6.9)	$(3.9)

Basic loss per share	$(0.20)	$(0.14)
Diluted loss per share	$(0.20)	$(0.14)

Basic weighted-average shares outstanding	35,029,300	28,291,665
Diluted weighted-average shares outstanding	35,029,300	28,291,665

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343